                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-122400
PROSPECTUS SUPPLEMENT
(to prospectus dated April 6, 2005)

                       MEDIA SCIENCES INTERNATIONAL, INC.

                        5,650,309 SHARES OF COMMON STOCK

This prospectus supplement supplements the prospectus dated April 6, 2005 relating to the resale of 5,650,309 shares of common stock of Media Sciences
International, Inc., a Delaware corporation, that may be offered and sold from time to time by the selling stockholders identified therein. This prospectus supplement contains information on ownership of shares of our common stock beneficially owned and offered under the prospectus. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS FOR A DISCUSSION OF
CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

The table on page 9 of the prospectus setting forth information concerning the selling stockholders are amended (a) to update and replace the information for the shares to be resold by Donald Gunn set forth in that table with the information set forth below and (b) to add information for a selling stockholder, who is a transferee of certain securities formerly held by Donald
Gunn, as follows:

                                                                       Number of      Percent
                                  Number of Shares      Number of      Shares Owned   Owned
                                  Owned Prior to this   Shares Being   After this     After
Name of Selling Stockholder       Offering (a)(b)       Offered        Offering (c)   Offering (d)
---------------------------       -------------------   ------------   ------------   ------------

Gunn, Donald (1)                               37,500         12,500         25,000       *
Bruno, Elizabeth A.                            12,500         12,500              0       *

*    Represents less than one percent.
(a)  Includes shares underlying stock options and warrants which are included in this prospectus.
(b)  The selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the dates as of which the information in the above table was supplied to us. Information about the selling shareholders may change over time. We will file a prospectus supplement to name successors to any named selling stockholders who are able to use the prospectus to resell the securities.
(c)  Assumes all of the shares offered by a selling stockholder pursuant to this prospectus are sold.
(d)  Based upon 11,844,474 shares to be outstanding after the offering, assuming the issuance of shares underlying stock options and warrants included in this prospectus.
(1)  Selling stockholder is an officer or director of our company.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                         Prospectus dated March 15, 2006